EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 5 to the Registration Statement on Form SB-2 (No. 333-129695) filed on Form S-3 of our report dated March 13, 2007, relating to the consolidated balance sheets of Aurora Oil & Gas Corporation and Subsidiaries as of December 31, 2006, and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, appearing in such Prospectus.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ RACHLIN COHEN & HOLTZ LLP

Miami, Florida
December 21, 2007